EXHIBIT 99.1

Platform Specialty Products Corporation Announces Second Quarter 2014 Financial Results

- Net sales of $189 million and Adjusted EBITDA of $48 million

- Adjusted gross margin and Adjusted EBITDA reach record levels

MIAMI, Aug. 6, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform" or "the Company"), a global specialty chemicals company, announced today its financial results for the three and six months ended June 30, 2014.

For the three months ended June 30, 2014:

  Record quarterly adjusted EBITDA of $48.2 million. Year-over-year adjusted gross profit and adjusted net income growth of 0.2% and 12.0%, respectively.
  Recurring Free Cash Flow of $33.6 million or $0.22 per share.
  Net sales of $189 million compared with $190 million for the same period in 2013.
  Adjusted earnings per diluted share were $0.18 vs. $0.16 for the same period in 2013.
  Announced entry into agreements to acquire Chemtura AgroSolutions ("CAS") and the Agriphar Group ("Agriphar"). Both transactions are expected to close in Q4 2014, subject to the satisfaction of certain conditions.

For the six months ended June 30, 2014:

  Net sales of $373 million, a year-over-year increase of $0.7 million.
  Adjusted gross profit of $193 million, up 1.6% year-over-year, with an adjusted gross profit margin of 51.7% vs. 51.0% for the same period in 2013.
  Record 6-month adjusted EBITDA of $94.1 million.
  Adjusted earnings per diluted share were $0.33 vs. $0.29 for the same period in 2013.
  Recurring Free Cash Flow of $60.4 million or $0.40 per share.

Daniel H. Leever, Platform's Chief Executive Officer, commented, "We have accomplished a great deal so far in 2014. We exceeded our expectations financially in terms of earnings and cash generation. In April we announced an agreement to acquire Chemtura Corporation's CAS business. We are tracking to close this transaction in Q4. Our enthusiasm for the Agro chemical space is evidenced by our announcement earlier today to acquire Agriphar Group, a premier European Agro chemical business. This high quality bolt-on is expected to generate operating synergies and that combining CAS and Agriphar is expected to strengthen both businesses. We continue to evaluate compelling acquisition opportunities and remain steadfast in our disciplined approach to building a portfolio of true market leaders in niche verticals."

Frank J. Monteiro, Platform's Chief Financial Officer, added, "Our ability to successfully execute our asset-lite/high-touch business model has proven itself once again. Despite headwinds in our South American businesses and the continuing anticipated reductions in our Publication and Coating Plates business, we generated record EBITDA and $33.6 million of recurring free cash flow this quarter. This represented more than 70% conversion of adjusted EBITDA into cash. In addition to our strong financial performance in the quarter and the two announced acquisitions, we completed a successful equity offering, finalized our bank financing, reduced our effective tax rate and added key personnel to strengthen our management bench strength."

On May 21st Platform successfully completed a $300.2 million PIPE (Private Placement) equity offering where an additional 15.8 million shares of common stock were issued at $19.00 per share and proceeds being used for general corporate purposes. All adjusted earnings per diluted share calculations for the three-month and six-month periods ending June 30th take this issuance into account accordingly.

Platform is in the process of negotiating an amendment with respect to its existing Amended and Restated Credit Agreement dated October 31, 2013 with Barclays Bank PLC and other lenders. If signed, this amendment would : (i) amend and restate the Company's existing Amended and Restated Credit Agreement to provide the Company with additional flexibility with respect to permitted acquisitions and certain limiting covenants and (ii) provide for certain prospective amendments to be made to the credit agreement upon the consummation of the CAS acquisition and satisfaction of certain other conditions, which would allow for an incremental expansion of Platform's senior credit facilities by increasing its USD Tranche B Facility by $130 million ,establishing a €205 million Euro Tranche Facility (approximately $275 million), and by upsizing its undrawn Revolving Credit Facility from its previous limit of $50 million to a new limit of $175 million. The further details of this transaction will be reported under a Current Report on Form 8-K if and when closed. There can be no assurances that the foregoing amendments will become effective either on these terms or at all.

During the quarter, Platform successfully reduced its effective tax rate (ETR) from 33% to 25% and on a 6-month basis, from 33% to 29%. Platform is focused on optimizing its' ETR and cash paid taxes and will be introducing more efficient tax structures in the near term.

The company has presented both US GAAP and adjusted financials to better provide investors with measures that allow them to more readily compare the performance of the Company. These adjusted amounts will provide investors insight into the cash generated from operations after taking into consideration reinvestment in the business for Free Cash Flow, Recurring Free Cash Flow, and Adjusted EBITDA.

Financial Results

Net Sales

For the three months ended June 30, 2014:

Net sales were $189 million for the second quarter 2014, a decrease of $0.9 million, or 0.5%, compared to MacDermid's (the Predecessor) prior year period. Net sales of new products, which represent opportunities to enter markets adjacent to those we currently serve, were $22.4 million for the three months ended June 2014 compared to $18.6 million for the same period in 2013.

Net sales in the Performance Materials segment increased by $1.8 million, or 1.2%, as compared to the same period in 2013. The increase in net sales is primarily attributable to strong demand for core Industrial Solutions products in North America and Europe during the three month period which were partially offset by a reduction in sales of Offshore Solutions and Industrial Solutions products in South America. Net sales in the Graphic Solutions segment decreased by $2.7 million, or 6.1%, as compared to the Predecessor Quarterly Period. The decrease in net sales is primarily attributable to continuing lower demand for newspaper plating products.

For the six months ended June 30, 2014:

Net sales were $373 million for the six months ended 2014, an increase of $0.7 million, or 0.2%, compared to MacDermid's (the Predecessor) prior year period. Net sales of new products, which represent opportunities to enter markets adjacent to those we currently serve, were $43.7 million for the six months ended June 2014, compared to $36.4 million for the same period in 2013.

Net sales in the Performance Materials segment increased by $6.1 million, or 2.1%, as compared to the same period in 2013. The increase in net sales is primarily attributable to strong demand for core Industrial Solutions products in North America and Europe and higher sales of Electronic Solutions products in Asia during the period and were partially offset by lower sales of Offshore Fluids and Industrial Solutions products in South America. Net sales in the Graphic Solutions segment decreased by $5.4 million, or 6.1%, as compared to the same period in 2013. The decrease in net sales is primarily attributable to lower demand for newspaper plating products.

Gross Profit

For the three months ended June 30, 2014:

Gross profit of $96.7 million increased in the period by $0.1 million, or 0.2%, as compared to the same period in 2013 and was favorably impacted by foreign currency translation of approximately $1.0 million as compared to the same period in 2013. Gross profit was 51.1% in the period as compared to 50.8% for the prior year.

For the six months ended June 30, 2014:

Gross profit of $181 million decreased by $8.9 million, or 4.7%, as compared to the same period in 2013. The decrease in gross profit is primarily attributable to the elimination of manufacturer's profit in inventory charged to cost of sales in connection with the previously discussed acquisition of MacDermid by Platform on October 31, 2013 (the "MacDermid Acquisition"). Adjusted gross profit of $193 million increased by $3.0 million or 1.6% with a margin percentage of 51.7% in the period as compared to 51.0% for the same period in 2013 with the increase primarily due to favorable changes in product mix.

Operating Expenses

For the three months ended June 30, 2014:

Operating expense increased in the period by $31.2 million, or 52.0%, as compared to the same period in the prior year. The increase in operating expenses is primarily attributable to a fair value adjustment to the long-term contingent consideration liability of $10.8 million and incremental amortization expense on newly valued intangible assets associated with the MacDermid Acquisition of approximately $9.3 million. Additionally, we incurred transaction costs in connection with the Chemtura Acquisition of approximately $10.1 million in the period. Excluding these items, operating expenses on an adjusted basis increased $0.1 million or 0.2% vs. the same period in the prior year.

For the six months ended June 30, 2014:

Operating expense increased in the period by $47.9 million, or 38.8%, as compared to the same period in the prior year. The increase in operating expenses is primarily attributable to a fair value adjustment to the long-term contingent consideration liability of $23.8 million and incremental amortization expense on newly valued intangible assets associated with the MacDermid Acquisition of approximately $15.9 million. Additionally, we incurred transaction costs in connection with the Chemtura Acquisition of approximately $10.1 million in the period. Excluding these items, operating expenses on an adjusted basis decreased $1.1 million or 1.1% vs. the same period in the prior year, respectively.

Net Income (Loss)

For the three months ended June 30, 2014:

Net loss in the period decreased to $0.4 million, as compared to the same period in the prior year of a net loss of $15.1 million. On an adjusted basis, we are reporting net income of $26.6 million vs. $23.8 million for the same period in the prior year. The increase in net income year over year is primarily attributed to favorable product mix, variable operating expense management, and increased work in the company's long term tax planning. Specifically in regards to tax planning, the company was able to reduce its' expected effective tax rate to 25% for 2014 as compared to 33% for 2013. Adjusted earnings per diluted share increased to $0.18 vs. $0.16 in the prior year period.

For the six months ended June 30, 2014:

Net loss in the period decreased to $7.8 million, as compared to the same period in the prior year of a net loss of $11.7 million. On an adjusted basis, we reported net income of $49.7 million vs. $43.8 million for the same period in the prior year, an increase of $5.8 million or 13.3%. The increase in net income year over year is primarily attributed to favorable product mix, variable operating expense management, and increased work in the company's long term tax planning. Specifically in regards to tax planning, the company was able to reduce its' effective tax rate to 29% in the period as compared to 33% for the same period in the prior year. Adjusted earnings per diluted share increased to $0.33 vs. $0.29 in the prior year period.

Adjusted EBITDA

For the three months ended June 30, 2014:

Adjusted EBITDA for the period grew 2.3% to $48.2 million from $47.1 million in the same period of 2013, representing a record level for adjusted EBITDA in the quarter compared to MacDermid's performance prior to its acquisition by Platform. Adjusted EBITDA margin climbed to 25.5% vs. 24.8% in the prior year period.

Adjusted EBITDA in the Performance Materials segment for the period grew 5.7% to $37.1 million from $35.1 million in the same period of 2013, with adjusted EBITDA margin climbing to 25.2% vs. 24.2% in the prior year period. For the Graphic Solutions Segment, adjusted EBITDA decreased 7.5% to $11.1 million from $12.0 million in the same period of 2013, representing an adjusted EBITDA margin of 26.4% vs. 26.8% in the prior year period.

For the six months ended June 30, 2014:

Adjusted EBITDA for the period grew 6.9% to $94.1 million from $88.0 million in the same period of 2013, representing a record level for adjusted EBITDA in the measurement period as compared to MacDermid's performance prior to its acquisition by Platform. Adjusted EBITDA margin climbed to 25.2% vs. 23.7% in the prior year period.

Adjusted EBITDA in the Performance Materials segment for the period grew 10.4% to $71.2 million from $64.5 million in the same period of 2013, with adjusted EBITDA margin climbing to 24.5% vs. 22.7% in the prior year period. For the Graphic Solutions Segment, adjusted EBITDA decreased 2.6% to $22.9 million from $23.5 million in the same period of 2013, representing an adjusted EBITDA margin of 27.7% vs. 26.7% in the prior year period.

Conference Call

Platform will host a webcast/dial-in conference call to discuss its three month and six month ended June 30, 2014 financial results at 9:00 a.m. (Eastern Time) on Wednesday August 6, 2014. Participants on the call will include Chief Executive Officer Daniel H. Leever and Chief Financial Officer Frank J. Monteiro.

To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 78039701. The call will be simultaneously webcast at www.platformspecialtyproducts.com. A replay of the call and webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

About Platform

Platform is a global producer of high-technology specialty chemical products and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products sold to customers in the electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-Looking Statements

This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws, which include statements regarding Platform's expected closing and terms of the amendments to its existing amended and restated credit agreement, adjusted earnings per share, expected or estimated revenue, the outlook for Platform's markets and the demand for its products, estimated sales, segment earnings, net interest expense, income tax provision, restructuring and other charges, cash flows from operations, consistent profitable growth, free cash flow, future revenues and gross operating and adjusted EBITDA margin improvement requirement and expansion, organic net sales growth, bank debt covenants, the success of new product introductions, growth in costs and expenses, the impact of commodities and currencies and Platform's ability to manage its risk in these areas, and the impact of acquisitions, divestitures, restructuring and other unusual items, including Platform's ability to successfully consummate the acquisitions of each of CAS and Agriphar and integrate and obtain the anticipated results and synergies from its consummated and future acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

—FINANCIAL TABLES TO FOLLOW—

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

($ In thousands)

	June 30, 2014	December 31, 2013

Assets
Cash & cash equivalents	$ 642,760	$ 123,040
Accounts receivable, net of allowance for doubtful accounts of $10,430 and $10,113 at June 30, 2014 and December 31, 2013, respectively	142,011	140,525
Inventories	80,511	89,618
Prepaid expenses & other current assets	24,262	30,269
Total current assets	889,544	383,452

Property, plant & equipment, net	133,641	136,166
Goodwill	1,004,354	989,808
Intangible assets, net	699,443	720,302
Other assets	39,707	30,426
Total assets	2,766,689	2,260,154

Liabilities & Stockholders' Equity
Accounts payable	56,990	56,156
Accrued salaries, wages and employee benefits	17,136	22,656
Current installments of long-term debt and capital lease obligations	7,953	7,958
Other current liabilities	33,246	32,903
Total current liabilities	115,325	119,673

Long-term debt and capital lease obligations	740,497	744,291
Long-term retirement benefits, less current portion	23,812	25,129
Long-term deferred income taxes	166,298	169,800
Long term contingent consideration	58,600	34,800
Other long-term liabilities	35,956	30,387
Total liabilities	1,140,488	1,124,080

Commitments and contingencies
Redeemable 401(k) plan interest	--	20,972

Stockholders' Equity
Preferred shares (2,000,000 designated as Series A), 5,000,000 shares authorized at June 30, 2014 and December 31, 2013, respectively; 2,000,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	20	--
Common shares, 400,000,000 shares authorized, 137,290,980 and 103,571,941 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,353	--
Additional paid-in capital	1,703,483	1,212,038
Accumulated deficit	(202,016)	(194,222)
Accumulated other comprehensive income	24,372	1,265
Total stockholders' equity	1,527,212	1,019,081
Income (deficit) in non-controlling interest	98,989	96,021
Total equity	1,626,201	1,115,102

Total liabilities, redeemable 401(k) interest and stockholders' equity	$ 2,766,689	$ 2,260,154

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

($ In thousands)

	For the three months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the three months ended June 30, 2013	For the six months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the six months ended June 30, 2013
	Successor	Successor	Predecessor	Successor	Successor	Predecessor

Net sales	$ 189,132	$ --	$ 189,992	$ 372,858	$ --	$ 372,124
Cost of sales	92,445	--	93,451	191,949	--	182,269
Gross profit	96,687	--	96,541	180,909	--	189,855

Operating expenses:
Selling, technical, general and administrative	84,779	97	53,989	158,811	97	109,969
Research and development	5,898	--	5,874	12,096	--	11,826
Restructuring	404	--	46	404	--	1,652
Total operating expenses	91,081	97	59,909	171,311	97	123,447

Operating profit (loss)	5,606	(97)	36,632	9,598	(97)	66,408

Other (expense) income:
Interest, net	(7,662)	17	(12,849)	(15,404)	17	(24,567)
Loss on extinguishment of debt	--	--	(18,788)	--	--	(18,788)
Other (expense) income, net	(512)	--	(2,999)	(601)	--	588
	(8,174)	17	(34,636)	(16,005)	17	(42,767)
(Loss) income before income taxes, non controlling interests and accrued payment-in-kind dividends on cumulative preferred shares	(2,568)	(80)	1,996	(6,407)	(80)	23,641
Income tax benefit (provision)	4,056	--	(7,760)	1,947	--	(14,068)
Net income (loss)	1,488	(80)	(5,764)	(4,460)	(80)	9,573
Net income attributable to the non-controlling interests	(1,864)	--	(91)	(3,334)	--	(180)
Net (loss) income attributable to common shareholders	(376)	(80)	(5,855)	(7,794)	(80)	9,393
Accrued payment-in-kind dividend on cumulative preferred shares	--	--	(9,278)	--	--	(21,072)
Net loss attributable to common shares	$ (376)	$ (80)	$ (15,133)	$ (7,794)	$ (80)	$ (11,679)

Earnings (loss) per share
Basic	$ (0.00)	$ (0.00)	n/a	$ (0.07)	$ (0.00)	n/a
Diluted	$ (0.00)	$ (0.00)	n/a	$ (0.07)	$ (0.00)	n/a

Weighted average shares outstanding (In thousands)
Basic	128,595	88,529	n/a	117,937	88,529	n/a
Diluted	128,595	88,529	n/a	117,937	88,529	n/a

PLATFORM SPECIALTY PRODUCTS CORPORATION
NON-GAAP AS ADJUSTED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND 2013

(In thousands, except per share amounts)
	Three Months Ended			As Adjusted Three Months Ended		Three Months Ended			As Adjusted Three Months Ended
(Unaudited)	June 30,	Adjustments		June 30,		June 30,	Adjustments		June 30,
	2014	2014		2014		2013	2013		2013
	Successor			Successor		Predecessor			Predecessor

Net sales	$ 189,132	$ --		$ 189,132		$ 189,992	$ --		$ 189,992
Cost of sales	92,445	--		92,445		93,451	--		93,451
Gross profit	96,687	--		96,687		96,541	--		96,541

Operating expenses:
Selling, technical, general and administrative	84,779	(37,407)	a,b,c	47,372		53,989	(6,692)	b	47,297
Research and development	5,898	--		5,898		5,874	--		5,874
Restructuring	404	(404)		--		46	(46)		--
Total operating expenses	91,081	(37,811)		53,270		59,909	(6,738)		53,171

Operating (loss) profit	5,606	37,811		43,417		36,632	6,738		43,370

Other income (expense):
Interest, net	(7,662)	--		(7,662)		(12,849)	5,150	e	(7,699)
Loss on extinguishment of debt	--	--		--		(18,788)	18,788	f	--
Other (expense)	(512)	512	g	--		(2,999)	3,000	g	1
	(8,174)	512		(7,662)		(34,636)	26,938		(7,698)
(Loss) income from continuing operations before income taxes, non-controlling interest and accumulated payment-in-kind dividend on cumulative preferred shares	(2,568)	38,323		35,755		1,996	33,676		35,672
Income tax benefit (provision)	4,056	(13,042)	d	(8,986)		(7,760)	(4,012)	d	(11,772)
Net income (loss)	1,488	25,281		26,769		(5,764)	29,664		23,900
Net income attributable to the non-controlling interest	(1,864)	1,754	h	(110)		(91)			(91)
Net (loss) income attributable to common shares
Shareholders	(376)	27,035		26,659		(5,855)	29,664		23,809
Accrued payment-in-kind dividend on cumulative preferred shares	--	--		--		(9,278)	9,278	i	--
Net (loss) income attributable to common shares	$ (376)	$ 27,035		$ 26,659		$ (15,133)	$ 38,942		$ 23,809

Earnings (loss) per share
Basic	$ (0.00)	--		$ 0.21		--	--		$ 0.19
Diluted	$ (0.00)	--		$ 0.18		--	--		$ 0.16

Weighted average shares outstanding
Basic	128,595	--		128,595		--	--		128,595
Diluted	128,595	--		150,397	j	--	--		150,397	j

a Includes $10.6m in Q2 2014 for costs primarily associated with the Chemtura Acquisition.
b Includes $16.0m in Q2 2014 and $6.7m in Q2 2013 for intangible amortization expense that is added back in the "As Adjusted" Income Statement.
c Adjustment to reverse contingent consideration fair value adjustment of $10.8 million in connection with the MacDermid Acquisition.
d Adjustment to calculation of estimated effective tax rate of 25% in 2014 and 33% in 2013.
e Adjustment to eliminate interest associated with debt not assumed with the MacDermid Acquisition.
f Adjustment to eliminate extinguishment of debt associated with recapitalization of MacDermid in Q2 2013.
g 2013- Reversal of non-cash, mark-to-market gains on foreign debt. 2014- relates to currency hedges within the Industrial Solutions product line.
h Adjustment for reversal of the income attributable to the non-controlling interest resulting from the MacDermid Acquisition.
i Reversal of accrued accretion on Predecessor preferred stock dividends that were not paid until the MacDermid Acquisition.
j GAAP Diluted Shares adjusted to assume each of the following issuances occurred in 2014 (only GAAP shares weighted) :

Outstanding shares at June 30, 2014	137,291
Conversion of exchange rights held by selling stockholders of MacDermid	8,775
Common shares equivalent of founder's preferred shares	2,000
Expected share issuance for CAS acquisition	2,000
Vested Director stock options	250
Equity awards granted in 2014	81
Adjusted Diluted shares at June 30, 2104	150,397

PLATFORM SPECIALTY PRODUCTS CORPORATION
NON-GAAP AS ADJUSTED INCOME STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(In thousands, except per share amounts)
	Six Months Ended			As Adjusted Six Months Ended		Six Months Ended			As Adjusted Six Months Ended
(Unaudited)	June 30,	Adjustments		June 30,		June 30,	Adjustments		June 30,
	2014	2014		2014		2013	2013		2013
	Successor			Successor		Predecessor			Predecessor

Net sales	$ 372,858	$ --		$ 372,858		$ 372,124	$ --		$ 372,124
Cost of sales	191,949	(11,956)	a	179,993		182,269	--		182,269
Gross profit	180,909	11,956		192,865		189,855	--		189,855

Operating expenses:
Selling, technical, general and administrative	158,811	(63,862)	b,c,d	94,949		109,969	(13,606)	c	96,363
Research and development	12,096	--		12,096		11,826	--		11,826
Restructuring	404	(404)		--		1,652	(1,652)		--
Total operating expenses	171,311	(64,266)		107,045		123,447	(15,258)		108,189

Operating (loss) profit	9,598	76,222		85,820		66,408	15,258		81,666

Other income (expense):
Interest, net	(15,404)	--		(15,404)		(24,567)	9,145	f	(15,422)
Loss on extinguishment of debt	--	--		--		(18,788)	18,788	g	--
Other (expense)	(601)	512	h	(89)		588	(1,151)	h	(563)
	(16,005)	512		(15,493)		(42,767)	26,782		(15,985)
(Loss) income from continuing operations before income taxes, non-controlling interest and accumulated payment-in-kind dividend on cumulative preferred shares	(6,407)	76,734		70,327		23,641	42,040		65,681
Income tax benefit (provision)	1,947	(22,334)	e	(20,387)		(14,068)	(7,607)	e	(21,675)
Net (loss) income	(4,460)	54,400		49,940		9,573	34,433		44,006
Net income attributable to the non-controlling interest	(3,334)	3,068	i	(266)		(180)	--		(180)
Net (loss) income attributable to common shares
Shareholders	(7,794)	57,468		49,674		9,393	34,433		43,826
Accrued payment-in-kind dividend on cumulative preferred shares	--	--		--		(21,072)	21,072	j	--
Net (loss) income attributable to common shares	$ (7,794)	$ 57,468		$ 49,674		(11,679)	55,505		$ 43,826

Earnings (loss) per share
Basic	$ (0.07)	--		$ 0.42		--	--		$ 0.37
Diluted	$ (0.07)	--		$ 0.33		--	--		$ 0.29

Weighted average shares outstanding
Basic	117,937	--		117,937		--	--		117,937
Diluted	117,937	--		150,397	k	--	--		150,397	k

a Adjustment to reverse manufacturer's profit in inventory purchase accounting adjustment associated with the MacDermid Acquisition.
b Includes $10.6m in 2014 for costs primarily associated with the Chemtura Acquisition.
c Includes $29.3m in 2014 and $13.4m in 2013 for intangible amortization expense that is added back in the "As Adjusted" Income Statement.
d Adjustment to reverse contingent consideration fair value adjustment of $23.8 million in connection with the MacDermid Acquisition.
e Adjustment to calculation of estimated blended effective tax rate of 29% in 2014 and 33% in 2013.
f Adjustment to eliminate interest associated with debt not assumed with the MacDermid Acquisition.
g Adjustment to eliminate extinguishment of debt associated with recapitalization of MacDermid in Q2 2013.
h 2013- Reversal of non-cash, mark-to-market gains on foreign debt. 2014- relates to currency hedges within the Industrial Solutions product line.
i Adjustment for reversal of the income attributable to the non-controlling interest resulting from the MacDermid Acquisition.
j Reversal of accrued accretion on Predecessor preferred stock dividends that were not paid until the MacDermid Acquisition.
k GAAP Diluted Shares adjusted to assume each of the following issuances occurred in 2014 (only GAAP shares weighted) :

Outstanding shares at June 30, 2014	137,291
Conversion of exchange rights held by selling stockholders of MacDermid	8,775
Common shares equivalent of founder's preferred shares	2,000
Expected share issuance for CAS acquisition	2,000
Vested Director stock options	250
Equity awards granted in 2014	81
Adjusted Diluted shares at June 30, 2104	150,397

PLATFORM SPECIALTY PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

($ In thousands)

	For the six months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the six months ended June 30, 2013
	Successor	Successor	Predecessor

Cash flows from operating activities:
Net (loss) income	$ (4,460)	$ (80)	$ 9,573
Adjustments to reconcile net (loss) income from operations to net cash flows provided by operating activities:
Depreciation and amortization	38,286	--	19,741
Deferred income taxes	(13,801)	--	4,954
Non-cash fair value adjustment to contingent consideration	23,800	--	--
Manufacturer's profit in inventory adjustment	11,956	--	--
Loss on extinguishment of debt	--	--	18,788
Other, net	1,568	27	3,153

Changes in assets & liabilities, net of acquisitions:
Accounts receivable	(1,990)	--	(10,620)
Inventories	(1,700)	--	(2,818)
Accrued expenses	(5,415)	--	(3,351)
Other assets and liabilities	970	(2)	(2,173)
Net cash flows provided by (used in) operating activities	49,214	(55)	37,247

Cash flows from investing activities:
Capital expenditures, net	(4,587)	--	(3,687)
Purchases of marketable securities	--	(359,933)	--
Acquisition of business, net	4,827	--	--
Other, net	--	--	1,057
Net cash flows provided by (used in) investing activities	240	(359,933)	(2,630)

Cash flows from financing activities:
Proceeds from issuance of debt, net of discount and fees	--	--	1,109,513
Repayments of borrowings	(3,795)	--	(624,396)
Repurchase of Predecessor Series A preferred stock	--	--	(270,167)
Payment of Predecessor Series A preferred stock	--	--	(229,833)
Escrowed funds for debt repayment	--	--	(105,864)
Proceeds from issuance of common stock, net	473,625	861,218	--
Proceeds from issuance of preferred stock, net	--	20,000	--
Payment of debt financing fees	--	--	(12,571)
Other, net	136	--	(287)
Net cash flows provided by (used in) financing activities	469,966	881,218	(133,605)

Effect of exchange rate changes on cash and cash equivalents	300	--	(1,455)

Net increase (decrease) in cash and cash equivalents	519,720	521,230	(100,443)

Cash and cash equivalents at beginning of period	123,040	--	143,351
Cash and cash equivalents at end of period	$ 642,760	$ 521,230	$ 42,908

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Includes Predecessor and Successor data
	Predecessor	Successor		Predecessor	Successor
(in millions)	Q2 2013	Q2 2014		YTD 2013	YTD 2014
Net income (loss)	$ (5.9)	$ (0.4)		$ 9.3	$ (7.8)

Adjustments to reconcile to net income (loss):
Income tax expense (benefit)	7.8	(4.1)		14.1	(2.0)
Interest expense	12.8	7.6		24.6	15.4
Depreciation and amortization expense	9.8	21.4	(1)	19.7	38.3	(1)
Unrealized (gain) loss on foreign currency denominated debt	3.0	--	(2)	(1.1)	--	(2)
Restructuring and related expenses	0.1	0.4		1.7	0.4	(3)
Manufacturer's profit in inventory (purchase accounting)	--	--		--	12.0	(4)
Non-cash fair value adjustment to contingent consideration	--	10.8		--	23.8	(5)
Acquisition costs	--	10.6		--	10.6	(6)
Debt Extinguishment	18.8	--	(7)	18.8	--	(7)
Other expense (income)	0.7	1.9	(8)	0.9	3.4	(8)

Adjusted EBITDA	$ 47.1	$ 48.2		$ 88.0	$ 94.1

Footnotes:
(1) Includes $16.0m in Q2 2014 and $6.7m in Q2 2013 and $29.3m in YTD 2014 and $13.4m in YTD 2013 for amortization expense that is added back in the "As Adjusted" Income Statement.
(2) Predecessor adjustment to other income for non-cash gain on foreign denominated debt.
(3) Includes restructuring expenses of $1.6m of reorganization costs adjusted out of operating expenses for YTD 2013.
(4) Adjustment to reverse manufacturer's profit in inventory purchase accounting adjustment associated with the MacDermid Acquisition.
(5) Adjustment to fair value of contingent consideration in connection with the MacDermid Acquisition primarily associated with achieving the share price targets.
(6) Adjustment to reverse deal costs primarily in connection with the Chemtura Acquisition.
(7) Adjustment to reverse debt extinguishment charge in connection with debt from Predecessor recapitalization.
(8) Adjustment for 2014 primarily for reversal of the income attributable to the non-controlling interest resulting from the MacDermid Acquisition. For 2013, adjustment to reverse miscellaneous non-recurring charges.

Non-GAAP Free Cash Flow Schedule

	Q2'14	Q2'13	YTD'14	YTD'13	LTM
Net Income (Loss) [1]	$ 1,488	$ (5,764)	$ (4,460)	$ 9,573	$(196,144)
Plus: D&A	21,396	9,854	38,286	19,741	64,158
Plus: Other Non-Cash Expenses [2]	1,015	26,270	23,839	26,895	215,841
Less: Change in Working Capital [3]	1,645	685	(3,242)	(9,317)	604
Cash Flow from Operations	$ 25,544	$ 31,045	$ 54,423	$ 46,892	$ 84,459
Less: Capex [4]	(2,562)	(2,356)	(4,587)	(3,687)	(12,094)
Free Cash Flow	$ 22,982	$ 28,689	$ 49,836	$ 43,205	$ 72,365
Plus: Acquisition-Related Expenses [5]	10,604	--	10,604	--	42,729
Recurring Free Cash Flow	$ 33,586	$ 28,689	$ 60,440	$ 43,205	$ 115,094
% of EBITDA	70%	61%	64%	49%	62%

Adjusted EBITDA	$ 48,216	$ 47,132	$ 94,104	$ 88,021	$ 186,189

Adjusted Diluted Shares Outstanding	150,397	150,397	150,397	150,397	150,397

Recurring Free Cash Flow per Share	$ 0.22	$ 0.19	$ 0.40	$ 0.29	$ 0.77

[1] Represents net income (loss) prior to non-controlling interest allocation and PIK dividend accrual for 2013.
[2] Other Non-Cash expenses by Period represent the following:

	Q2'14	Q2'13	YTD'14	YTD'13	LTM
Non-Cash charge for PS Dividend Rights	$ --	$ --	$ --	$ --	$ 172,006
Manufacturer's profit in inventory Adj.	--	--	11,956	--	35,868
Non-cash MTM charge to Contingent Consideration	10,800	--	23,800	--	23,800
Deferred income tax (benefit) provision	(11,352)	3,847	(13,801)	4,954	(31,081)
Loss on Extinguishment of Debt	--	18,788	--	18,788	--
Equity Compensation Expense	316	112	394	151	9,633
Other	1,251	3,523	1,490	3,002	5,615
	$ 1,015	$ 26,270	$ 23,839	$ 26,895	$ 215,841

[3] Change in working capital reflects changes in accounts receivable, inventories and accounts payable
[4] Reflects gross capital expenditures excluding asset disposals
[5] Reflects deal costs in connection with the Chemtura acquisition in Q2 and YTD 2014 and the MacDermid acquisition in the LTM period.

Non-GAAP Free Cash Flow Schedule

	Q2'14	Q1'14	Q4'13	Q3'13	LTM
Net Income (Loss)	$ 1,488	$ (5,948)	$(206,320)	$ 14,636	$(196,144)
Plus: D&A	21,396	16,890	16,155	9,717	64,158
Plus: Other Non-Cash Expenses	1,015	22,824	192,567	(565)	215,841
Less: Change in Working Capital	1,645	(4,887)	3,961	(115)	604
Cash Flow from Operations	$ 25,544	$ 28,879	$ 6,363	$ 23,673	$ 84,459
Less: Capex	(2,562)	(2,025)	(4,026)	(3,481)	(12,094)
Free Cash Flow	$ 22,982	$ 26,854	$ 2,337	$ 20,192	$ 72,365
Plus: Acquisition-Related Expenses¹	10,604	--	32,125	--	42,729
Recurring Free Cash Flow	$ 33,586	$ 26,854	$ 34,462	$ 20,192	$ 115,094
% of EBITDA	70%	59%	77%	42%	62%

Adjusted EBITDA	$ 48,216	$ 45,888	$ 44,471	$ 47,614	$ 186,189

Adjusted Diluted Shares Outstanding	150,397	150,397	150,397	150,397	150,397

Recurring Free Cash Flow per Share	$ 0.22	$ 0.18	$ 0.23	$ 0.13	$ 0.77

Non-GAAP Free Cash Flow Schedule

	Q2'14	Q1'14	YTD' 14	Q2'13	Q1'13	YTD' 13
Net Income (Loss)	$ 1,488	$ (5,948)	$ (4,460)	$ (5,764)	$ 15,337	$ 9,573
Plus: D&A	21,396	16,890	38,286	9,854	9,887	19,741
Plus: Other Non-Cash Expenses	1,015	22,824	23,839	26,270	625	26,895
Less: Change in Working Capital	1,645	(4,887)	(3,242)	685	(10,002)	(9,317)
Cash Flow from Operations	$ 25,544	$ 28,879	$ 54,423	$ 31,045	$ 15,847	$ 46,892
Less: Capex	(2,562)	(2,025)	(4,587)	(2,356)	(1,331)	(3,687)
Free Cash Flow	$ 22,982	$ 26,854	$ 49,836	$ 28,689	$ 14,516	$ 43,205
Plus: Acquisition-Related Expenses¹	10,604	--	10,604	--	--	--
Recurring Free Cash Flow	$ 33,586	$ 26,854	$ 60,440	$ 28,689	$ 14,516	$ 43,205
% of EBITDA	70%	59%	64%	61%	36%	49%

Adjusted EBITDA	$ 48,216	$ 45,888	$ 94,104	$ 47,132	$ 40,889	$ 88,021

Adjusted Diluted Shares Outstanding	150,397	150,397	150,397	150,397	150,397	150,397

Recurring Free Cash Flow per Share	$ 0.22	$ 0.18	$ 0.40	$ 0.19	$ 0.10	$ 0.29
CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         Chief Financial Officer
         Platform Specialty Products Corporation
         +1-203-575-5850

         Media Contacts:
         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368